Exhibit 99.1

The Hanover Reports Record Results:

Full Year Net Income of $7.40 per Diluted Share; Operating Income(1) of $6.25 per Diluted Share;

Fourth Quarter Net Income of $1.76 per Diluted Share; Operating Income of $1.82 per Diluted Share;

Fourth Quarter Combined Ratio of 95.0%, including Catastrophe Impact of 2.3 points

WORCESTER, Mass., February 4, 2016 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $77.6 million, or $1.76 per diluted share, for the fourth quarter of 2015, compared to net income of $89.9 million, or $2.00 per diluted share, in the prior-year quarter. Operating income was $80.3 million, or $1.82 per diluted share, in the fourth quarter of 2015, compared to $79.6 million, or $1.77 per diluted share, in the prior-year quarter.

Net income for the full year 2015 was $331.5 million, or $7.40 per diluted share, compared to net income of $282.0 million, or $6.28 per diluted share, in 2014. Operating income was $280.0 million, or $6.25 per diluted share, in 2015, compared to operating income of $232.7 million, or $5.19 per diluted share, in 2014.

Fourth Quarter and Full Year Highlights

•	Growth in operating income per share of 3% in the fourth quarter and 20% for the year

•	Combined ratio of 95.0% in the fourth quarter and 95.7% for the full year, including 2.3 and 3.9 points of catastrophe losses, respectively

•	Net premiums written(2) of $1.0 billion in the quarter, and $4.8 billion for the year; the decrease from the prior-year was principally driven by Chaucer’s disposal of its U.K. motor business in June 2015; U.S. net premiums written grew 2.1% in the quarter and 4.2% during the year

•	Continued price increases in Commercial and Personal Lines in the fourth quarter

•	Net investment income of $70.0 million in the fourth quarter and $279.1 million for the full year, up 1.7% and 3.3% over 2014, respectively

•	Book value per share of $66.21, down 0.5% from September 30, 2015, and up 2.1% from December 31, 2014; excluding the impact of net unrealized investments gains, book value per share up 1.2% from September 30, 2015, and up 8.2% from December 31, 2014

•	During 2015, repurchased approximately 1.6 million common shares for approximately $127.3 million, at an average price of $77.76 per share

•	On December 7, 2015, the Board of Directors increased the quarterly dividend on common shares by 12%, to $0.46 per common share

(1)	See information about this and other footnotes throughout this press release on the final page of this document.

	Three months ended		Twelve months ended
	December 31		December 31
(In millions, except per share data)	2015	2014	2015	2014
Net premiums written	$1,046.1	$1,116.8	$4,754.2	$4,810.1
Operating income	80.3	79.6	280.0	232.7
per diluted share	1.82	1.77	6.25	5.19
Net income	77.6	89.9	331.5	282.0
per diluted share	1.76	2.00	7.40	6.28
Net investment income	70.0	68.8	279.1	270.3
Book value per share	$66.21	$64.85	$66.21	$64.85
Ending shares outstanding	43.0	43.9	43.0	43.9
Combined ratio	95.0%	94.3%	95.7%	96.9%
Combined ratio, excluding catastrophes(3)	92.7%	92.5%	91.8%	92.2%

“We are pleased with our strong results in the quarter, closing out another successful year,” said Frederick H. Eppinger, president and chief executive officer at The Hanover. “We delivered record operating earnings per share for both the quarter and the year, at $1.82 and $6.25, respectively, and posted a strong return on equity, at 12% and 11%, respectively. These results reflect the effectiveness of our strategy and the actions we have taken to improve our portfolio, strengthen our position with our agents and brokers, and enhance underlying profitability.

“All of our business segments performed well during the year, as we continued to solidify our market position, setting the stage for continued strong results. In Commercial Lines, we reported 6% growth in net premiums written for the year, improved retention, sustained new business momentum, and maintained strong pricing throughout the year, with increases of 5.2% in core Commercial Lines in the fourth quarter. In Personal Lines, we reached an important milestone, successfully growing the book after three years of carefully planned exposure management initiatives. We remained disciplined in our rate actions, ending the year up 5%, with strong retention, while further improving the underlying profitability of this business,” Eppinger said.

“At Chaucer, our underwriting expertise and portfolio diversification once again proved its value in 2015, as we successfully navigated the challenging market environment, while benefiting from relatively low catastrophe losses. We will continue to take advantage of our lead position in targeted specialist classes and will keep a steadfast focus on delivering underwriting margins,” he said.

“For the year, we increased book value per share by 2% all-in and 8% excluding the change in net unrealized investment gains. As we look forward, we have every confidence in our ability to build on our consistently strong earnings trajectory and continue to deliver value for our shareholders,” Eppinger concluded.

Fourth Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $16.8 million, compared to $36.5 million in the fourth quarter of 2014. The Commercial Lines combined ratio was 104.0%, compared to 99.8% in the prior-year quarter. Catastrophe losses were $17.8 million, or 3.2 points of the combined ratio, compared to $10.2 million, or 1.9 points, in the prior-year quarter. Fourth quarter 2015 results also reflected net unfavorable prior-year reserve development of $26.5 million, or 4.7 points of the combined ratio, compared to $5.7 million, or 1.1 points, in the fourth quarter of 2014.

Unfavorable prior-year reserve development was principally driven by certain previously terminated programs within AIX, the Hanover’s program business, and concentrated in accident years 2011 through 2013, and to a lesser extent, commercial multi-peril and auto within core Commercial Lines, partially offset by favorable development in workers’ compensation. In addition, the year-end reserving process resulted in rebalancing of carried reserves among domestic lines, which had no impact on aggregate carried domestic reserves.

Commercial Lines current accident year combined ratio, excluding catastrophe losses(4), improved by 0.7 points to 96.1%, compared to 96.8% in the prior-year quarter, primarily due to a lower expense ratio.

Net premiums written were $513.3 million in the quarter, up 2.9% from the prior-year quarter, driven by price increases and new business growth.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three months ended		Twelve months ended
	December 31		December 31
$ in millions	2015	2014	2015	2014
Net premiums written	$513.3	$499.0	$2,281.9	$2,155.9
Net premiums earned	563.4	529.2	2,227.0	2,081.4
Operating income before taxes	16.8	36.5	143.3	139.9

Loss and LAE ratio	66.6%	61.9%	64.0%	63.1%
Expense ratio(5)	37.4%	37.9%	36.4%	37.1%

Combined ratio	104.0%	99.8%	100.4%	100.2%

Combined ratio, excluding catastrophe losses	100.8%	97.9%	96.4%	96.0%
Current accident year combined ratio, excluding catastrophe losses	96.1%	96.8%	94.4%	95.6%

Personal Lines

Personal Lines operating income before taxes was $57.7 million in the quarter, compared to $48.0 million in the fourth quarter of 2014. The Personal Lines combined ratio was 88.8%, compared to 91.1% in the prior-year quarter. Catastrophe losses were $9.3 million, or 2.6 points of the combined ratio, consistent with $9.2 million, or 2.6 points, in the prior-year quarter. Fourth quarter 2015 results also reflected net favorable prior-year reserve development of $13.1 million, or 3.7 points of the combined ratio, primarily related to the aforementioned reserve rebalancing, compared to $1.2 million, or 0.3 points, in the fourth quarter of 2014.

Personal Lines current accident year combined ratio, excluding catastrophe losses, was 89.9%, compared to 88.8% in the prior-year quarter and reflected higher expenses due to performance-based compensation and technology investments. The current accident year loss ratio, excluding catastrophes, was slightly higher in the fourth quarter of 2015, due to lower than usual large property losses in the fourth quarter of 2014, partially offset by an improved loss ratio in personal auto.

Net premiums written were $357.6 million in the quarter, up 1.1%, compared to the prior-year quarter, primarily due to rate increases.

The following table summarizes premiums and the components of the combined ratio in Personal Lines:

	Three months ended		Twelve months ended
	December 31		December 31
$ in millions	2015	2014	2015	2014
Net premiums written	$357.6	$353.7	$1,445.6	$1,422.8
Net premiums earned	358.4	353.6	1,426.6	1,407.1
Operating income before taxes	57.7	48.0	149.3	99.0

Loss and LAE ratio	59.7%	62.8%	66.0%	69.6%
Expense ratio	29.1%	28.3%	28.2%	28.1%

Combined ratio	88.8%	91.1%	94.2%	97.7%

Combined ratio, excluding catastrophe losses	86.2%	88.5%	88.9%	90.1%
Current accident year combined ratio, excluding catastrophe losses	89.9%	88.8%	90.3%	90.5%

Chaucer

Chaucer’s operating income before taxes was $51.3 million in the quarter, compared to $50.9 million in the fourth quarter of 2014. Chaucer’s combined ratio was 82.0%, compared to 88.1% in the prior-year quarter. Catastrophe losses were a benefit of $0.4 million, or 0.2 points of the combined ratio, compared to a loss of $1.9 million, or 0.6 points, in the prior-year quarter. Fourth quarter 2015 results also reflected net favorable prior-year reserve development of $30.8 million, or 14.3 points of the combined ratio, compared to $33.2 million, or 10.9 points, in the fourth quarter of 2014.

Chaucer’s current accident year combined ratio, excluding catastrophe losses, was 96.5%, compared to 98.4% in the prior-year quarter. Excluding the impact of the U.K. motor business transfer on June 30, 2015 the current accident year loss ratio, excluding catastrophes, increased by 4.7 points in the fourth quarter of 2015, due to a higher than usual incidence of large losses in energy and marine, partially offset by a decrease in expenses, primarily driven by the impact of foreign exchange.

Net premiums written were $175.2 million in the quarter, down 33.7% over the prior-year quarter, primarily due to the transfer of the U.K. motor business. Excluding the effect of the U.K. motor business transfer, net premiums written declined by 10.4%, driven by lower writings, reflecting challenging market conditions in the marine and energy lines, partially offset by growth in casualty and property.

The following table summarizes premiums and the components of the combined ratio in the Chaucer segment:

	Three months ended		Twelve months ended
	December 31		December 31
$ in millions	2015	2014	2015	2014
Net premiums written(2)	$175.2	$264.1	$1,026.7	$1,231.4
Net premiums earned	216.1	305.8	1,051.2	1,221.8
Operating income before taxes	51.3	50.9	183.7	177.6

Loss and LAE ratio	40.4%	47.7%	49.2%	51.9%
Expense ratio	41.6%	40.4%	38.3%	38.1%

Combined ratio	82.0%	88.1%	87.5%	90.0%

Combined ratio, excluding catastrophe losses	82.2%	87.5%	85.9%	87.6%
Current accident year combined ratio, excluding catastrophe losses	96.5%	98.4%	97.3%	96.2%

Full Year 2015 Operating Results

Operating income before taxes was $465.6 million for the full year of 2015, resulting in a combined ratio of 95.7%. In 2014, operating income before taxes was $406.2 million, and the combined ratio was 96.9%. Operating income, excluding catastrophes, was $646.9 million, up 2.8% from $629.2 million in 2014, driven by higher net investment income and higher underlying underwriting results. The current accident year combined ratio, excluding catastrophe losses, was 93.8%, compared to 94.3% in the prior-year. This was driven by a lower expense ratio in Commercial Lines and improved accident year loss ratios, excluding catastrophes in Commercial and Personal Lines.

Commercial Lines operating income before taxes was $143.3 million, which included $88.7 million, or 4.0 points, of catastrophe losses, and $45.2 million, or 2.0 points, of net unfavorable reserve development. In 2014, Commercial Lines operating income before taxes was $139.9 million, which included $87.8 million, or 4.2 points, of catastrophe losses, and $9.2 million, or 0.4 points, of net unfavorable reserve development. The Commercial Lines current accident year combined ratio, excluding catastrophe losses, improved by 1.2 points to 94.4%, compared to 95.6% in the prior year, driven by an improved expense ratio, as well as better loss experience due to pricing and other underwriting actions.

Personal Lines operating income before taxes was $149.3 million, which included $75.8 million, or 5.3 points, of catastrophe losses, and $19.7 million, or 1.4 points, of net favorable reserve development. In 2014, Personal Lines operating income before taxes was $99.0 million, which included $106.4 million, or 7.6 points, of catastrophe losses, and $5.1 million, or 0.4 points, of net favorable reserve development. Personal Lines current accident year combined ratio, excluding catastrophe losses, improved by 0.2 points to 90.3%, compared to 90.5% in the prior year, driven by rate.

Chaucer’s operating income before taxes was $183.7 million, which included $16.8 million, or 1.6 points, of catastrophe losses, and $120.1 million, or 11.4 points, of net favorable reserve development. In 2014, Chaucer operating income before taxes was $177.6 million, which included $28.8 million, or 2.4 points, of catastrophe losses, and $104.6 million, or 8.6 points, of net favorable reserve development. Chaucer’s current accident year combined ratio, excluding catastrophes, was 97.3%, compared to 96.2% in the prior year. Excluding the impact of the U.K. motor business transfer on June 30, 2015, the current accident year loss ratio, excluding catastrophes, increased by 3.0 points in 2015, primarily due to higher large losses in the energy line compared to 2014.

Total net premiums written were $4.8 billion in 2015, down 1.2% from 2014, driven by the transfer of the U.K. Motor business on June 30, 2015. Domestic net premiums written increased by 4.2% in the year, primarily driven by pricing and new business growth in Commercial Lines.

Investments

Net investment income was $70.0 million for the fourth quarter of 2015, compared to $68.8 million in the prior-year period. For the full year, net investment income was $279.1 million, compared to $270.3 million in 2014. The increase in both periods was primarily due to the investment of higher operating cash flows and additional income from growing asset classes such as commercial mortgage loan participations, partnerships and equities. These increases were partially offset by the effect of lower investment assets associated with the transfer of the U.K. motor business and from repurchases of our stock and debt. The average pre-tax earned yield on fixed maturities was 3.63% and 3.65% for the quarters ended December 31, 2015 and 2014, respectively, and 3.61% and 3.71% for the full year 2015 and 2014, respectively. Total pre-tax earned yield on the investment portfolio for the quarter ended December 31, 2015 was 3.47%, up from the prior-year quarter yield of 3.39%. For the full year, total pre-tax earned yield was 3.44% compared to 3.42% for 2014.

Net realized investment losses were $10.5 million in the fourth quarter of 2015, including $18.0 million of impairment charges, primarily related to energy holdings. In the fourth quarter of 2014, net realized investment gains were $18.6 million, including $5.1 million of impairment charges. For the full year 2015, net realized investment gains were $19.5 million, including $26.8 million of impairment charges, compared to net realized gains of $50.1 million, including $5.5 million of impairment charges, in 2014.

The company held $8.3 billion in cash and invested assets on December 31, 2015. Fixed maturities and cash represented 88% of the investment portfolio. Approximately 94% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized investment gains decreased $67.8 million during the fourth quarter of 2015 and $209.3 million for the full year, to $100.9 million at December 31, 2015. The change in net unrealized investment gains for the quarter and the year resulted from general volatility in prevailing interest rates, credit spreads and equity markets.

Capitalization, Shareholders’ Equity and Other Items

Book value per share was $66.21, down 0.5% from September 30, 2015, and up 2.1% from December 31, 2014, and reflected decreases in unrealized investment gains during the period, offset by earnings accretion. Book value per share, excluding net unrealized gains on investments and derivatives, was $62.72, up 1.2% from September 30, 2015 and 8.2% from December 31, 2014.

The company repurchased approximately 521,000 shares during the fourth quarter and 1,637,000 shares year-to-date at a total cost of $42.0 million and $127.3 million, respectively. Additionally, the company repurchased 448,000 shares at a total cost of $35.0 million through February 3, 2016. On February 3, the company had approximately $254 million of capacity remaining under its $900 million share repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss its fourth quarter results on Friday, February 5, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover website. Interested investors and others can listen to the call and access the presentation through The Hanover’s website, located at www.hanover.com, in the “About Us-Investors” section. Investors in the U.S. may access the conference call by dialing 1-866-515-2909; international callers can dial 1-617-399-5123; conference code: 89986074. Webcast participants should go to the website 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on the company’s website approximately two hours after the call.

Financial Supplement

The Hanover’s fourth quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at www.hanover.com.

Supplemental Financial Tables:

The Hanover Insurance Group, Inc.

Condensed Consolidated Balance Sheet

	December 31	December 31
$ in millions	2015	2014
Assets
Total investments	$7,953.4	$8,250.3
Cash and cash equivalents	338.8	373.3
Premiums and accounts receivable, net	1,391.7	1,360.9
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,635.0	2,268.2
Other assets	1,472.0	1,507.0

Total assets	13,790.9	13,759.7

Liabilities
Loss and loss adjustment expense reserves	6,574.4	6,391.7
Unearned premiums	2,540.8	2,583.9
Debt	812.8	903.5
Other liabilities	1,018.5	1,036.6

Total liabilities	10,946.5	10,915.7

Total shareholders’ equity	2,844.4	2,844.0

Total liabilities and shareholders’ equity	$13,790.9	$13,759.7

The Hanover Insurance Group, Inc.

Condensed Consolidated Income Statement

	Three months ended		Twelve months ended
	December 31		December 31
$ in millions	2015	2014	2015	2014
Revenues
Premiums earned	$1,137.9	$1,188.6	$4,704.8	$4,710.3
Net investment income	70.0	68.8	279.1	270.3
Total net realized investment gains (losses)	(10.5)	18.6	19.5	50.1
Fees and other income	7.3	9.1	30.6	36.9

Total revenues	1,204.7	1,285.1	5,034.0	5,067.6

Losses and expenses
Losses and loss adjustment expenses	675.4	695.9	2,884.1	2,927.5
Amortization of deferred acquisition costs	251.6	266.7	1,033.2	1,040.0
Interest expense	14.6	16.3	60.1	65.2
Gain on disposal of U.K motor business	(0.7)	—	(38.4)	—
Other operating expenses	164.4	183.3	655.6	656.9

Total losses and expenses	1,105.3	1,162.2	4,594.6	4,689.6

Income from continuing operations before income taxes	99.4	122.9	439.4	378.0
Income tax expense	21.6	32.8	108.6	95.7

Income from continuing operations	77.8	90.1	330.8	282.3
Discontinued operations	(0.2)	(0.2)	0.7	(0.3)

Net income	$77.6	$89.9	$331.5	$282.0

The following is a reconciliation from operating income to net income(6):

The Hanover Insurance Group, Inc.

	Three months ended December 31				Twelve months ended December 31
	2015		2014		2015		2014
(In millions, except per share data)	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss)
Commercial Lines	$16.8		$36.5		$143.3		$139.9
Personal Lines	57.7		48.0		149.3		99.0
Chaucer	51.3		50.9		183.7		177.6
Other	(2.3)		(2.8)		(10.7)		(10.3)

Total	123.5		132.6		465.6		406.2
Interest expense	(14.6)		(16.3)		(60.1)		(65.2)

Operating income before income taxes	108.9	$2.47	116.3	$2.59	405.5	$9.05	341.0	$7.60
Income tax expense on operating income	(28.6)	(0.65)	(36.7)	(0.82)	(125.5)	(2.80)	(108.3)	(2.41)

Operating income after income taxes	80.3	1.82	79.6	1.77	280.0	6.25	232.7	5.19
Gain on disposal of U.K. motor business, net of tax	0.3	0.01	—	—	40.6	0.91	—	—
Other non-operating items:
Net realized investment gains (losses)	(10.5)	(0.24)	18.6	0.42	19.5	0.43	50.1	1.12
Loss from repurchase of debt	—	—	—	—	(24.1)	(0.54)	(0.1)	—
Loss from settlement of pension obligation	—	—	(12.1)	(0.28)	—	—	(12.1)	(0.28)
Other	0.3	0.01	0.1	0.01	0.1	0.01	(0.9)	(0.02)
Income tax benefit on other non-operating items	7.4	0.16	3.9	0.09	14.7	0.33	12.6	0.28

Income from continuing operations, net of taxes	77.8	1.76	90.1	2.01	330.8	7.39	282.3	6.29
Discontinued operations, net of taxes	(0.2)	—	(0.2)	(0.01)	0.7	0.01	(0.3)	(0.01)

Net income	$77.6	$1.76	$89.9	$2.00	$331.5	$7.40	$282.0	$6.28

Weighted average shares outstanding		44.1		45.0		44.8		44.9

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “forecast”, “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance. Actual results could differ materially.

In particular, statements in this press release or in such conference call regarding our ability to achieve financial goals and generate strong earnings, profitable growth and target returns; deliver value to shareholders; long-term success; continued momentum; ability to succeed; future profitability; confidence in earnings levers; ability to leverage commercial lines account size and agency strategy to hold rates; profitability of AIX business; success of commercial lines mix; loss trends and reserves and confidence to deliver improved results; commercial lines expense ratio improvement; impact of large account business on commercial growth; benefit of scale and efficiencies for underlying improvement; success within the emerging affluent market; ability to gain market share by leveraging agency relationships and strategic investments; potential impact of macroeconomic trends on auto frequency; pricing and retention trends (including whether pricing will exceed loss costs); the potential impact of capital actions and business investments; future margin improvement; the ability to manage the challenging market conditions related to Chaucer’s business and achieve the combined ratio outlook; growth opportunities in specialist classes; implications of the U.K. motor transfer, including the impact on future earnings, future expense ratio and loss ratio on go forward business; ability to access business through Lloyd’s, Hanover agency network and other production platforms; strategic direction; ability to continue earnings growth and improvement through 2016; confidence in positioning and strength of energy investment holdings in the current environment; increased income from “higher yielding assets;” strength of balance sheet and capital position; ability to deliver earnings improvement through leadership and employees, capabilities, market position and momentum; and financial results and earnings guidance for the full year 2016, are all forward-looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products, or, with respect to Chaucer, reported premium; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, foreign exchange rates, which affect Chaucer’s business and reported results, the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment; and (vii) the inherent uncertainties of predicting future loss and pricing trends.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance (which includes re-estimations of current or past performance) and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover Insurance Group, Inc. (“The Hanover”) with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “Investors.” These uncertainties include the risks attendant to the announcements relating to the resignation of the company’s chief executive officer and the passing of its chief financial officer and the identification and hiring of their replacements; the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts and reinsurance recoverables); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of future acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit, industry specific and interest rate risk; the impact of competition and consolidation in the industry and among agents and brokers; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions affecting Chaucer or the Society and Corporation of Lloyd’s; financial ratings actions; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, reductions in market values as the result of increases in interest rates, and the inability to collect from reinsurers and the performance of the discontinued voluntary pools business.

Non-GAAP financial measures

As discussed on page 44 of the 2014 Annual Report, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses) (including gains and losses on certain derivative instruments), gains and losses from the repurchases of the company’s debt, other non-operating items, and results from discontinued operations, and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the 2014 Annual Report on pages 78-80.

Net realized investment gains and losses (including gains or losses on certain derivative instruments) are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, Chaucer and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural and manmade events, including, among others, hurricanes tornadoes and other windstorms, earthquakes, hail, severe winter weather, fire, explosions, and terrorism. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development. Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income to income from continuing operations and net income for the three months and twelve months ended December 31, 2015 and 2014 is set forth in the table on page 9 of this document and in the financial supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized gains and losses, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses, divided by the number of common shares outstanding.

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to businesses, individuals, and families. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, the company offers specialized coverages for small and mid-sized businesses, as well as insurance protection for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes, including marine, casualty, property and energy. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com
1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four operating segments: Commercial Lines, Personal Lines, Chaucer, and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Chaucer reporting segment represents The Hanover’s international business written through Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, and casualty. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of voluntary pools business in which we have not actively participated since 1995.

Endnotes

(1) Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of the three business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 9 of this press release. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2) As reported here, net premiums written do not reflect the June 30, 2015 transfer of $137.4 million of unearned premium reserves previously written by the U.K. motor business. This transfer of unearned premium reserves is part of the disposition of the U.K. motor business and has no impact on net premiums earned.

	Chaucer		Consolidated
	Three months ended	Twelve months ended	Three months ended	Twelve months ended
$ in millions	December 31		December 31
Net premiums written:
Prior to the U.K. motor transfer	$175.2	$1,026.7	$1,046.1	$4,754.2
Ceded as part of the U.K. motor transfer	—	(137.4)	—	(137.4)

Total net premiums written post U.K. motor transfer	$175.2	$889.3	$1,046.1	$4,616.8

(3) Combined ratio, excluding catastrophes, is a non-GAAP measure. This measure and measures excluding prior-year reserve development (“accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the closest GAAP measure. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(4) Current accident year combined ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year favorable reserve development and catastrophe losses. This measure also is used later in this document. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(5) Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.

(6) The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis. Operating income (loss) is determined by adjusting net income for net realized investment gains and losses, including certain gains or losses on derivative instruments. These gains and losses are excluded because they are determined by interest rates, financial markets and the timing of sales. Also, operating income excludes net gains and losses on disposals of businesses, discontinued operations, gains and losses from the repayment of debt, restructuring costs, the cumulative effect of accounting changes and certain other items.